                                                              Exhibit 10.3

                           MOTOR CRASH ESTIMATING GUIDES
                            DATABASE LICENSE AGREEMENT

     AGREEMENT made as of this 1st day of May, 1992, between Motor Books Division, a unit of Hearst Business Publishing, Inc., a Delaware corporation, with offices at 5600 Crooks Road, Suite 200, Troy, Michigan 48098 (hereinafter "Licensor") CCC Development Company, a Delaware partnership, with offices at 640 North LaSalle Street, Chicago, Illinois 60610, and its General Partner CCC Vehicle Damage Estimators, Inc., a Delaware corporation, having offices at 640 North LaSalle Street, Chicago, Illinois 60610 (CCC Development Company and CCC Vehicle Damage Estimators, Inc. each hereinafter "CCC"), CCC Information Services Inc. ("CCCIS"), a Delaware corporation, with offices at 640 North LaSalle Street, Chicago, Illinois 60610, and InfoVest Corporation, formerly known as Financial Protection Services, Inc. ("InfoVest"), a Delaware corporation having its offices at 640 North LaSalle Street, Chicago, Illinois 60610 (CCC, CCCIS and InfoVest hereinafter jointly and severally "Licensee") .

     WHEREAS, Licensor, as the successor to Motor Publications, a unit of The Hearst Corporation, has title to and ownership of printed Motor Crash Estimating Guides (the "Periodicals") and electronic database versions which contain the data and illustrations set forth in the Periodicals (the "Databases"), exclusive of any datum which is not the subject of a copyright in favor of Licensor, and

     WHEREAS, CCC Development Company and Licensor's predecessor entered into a Database License Agreement as of June 18, 1990, and

     WHEREAS, Licensor and Licensee now desire to amend and restate the June 18, 1990 Database License Agreement in order to grant Licensee a non-exclusive restricted license to use the Databases and to sublicense the Databases to certain duly licensed value added remarketers ("VARS") and through such VARS, or directly, to duly licensed automotive industry and/or insurance industry businesses (the "End-Users") to enable them to access

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the Database information on a computer with Licensee's EZEst Software program
(the "Software") in order to electronically estimate collision costs.

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties hereby agree as follows:

     1. Licensor hereby grants Licensee a non-exclusive license to use the Databases listed in Schedule A attached.

     2. Licensor shall provide Licensee with one (1) magnetic tape copy of each Database selected and in lieu of a subscription, one (1) hard copy edition of the corresponding Periodical. Licensor agrees to replace the magnetic tape copy of each Database selected with updated versions thirty
(30) days prior to printing the corresponding Periodical issues, and Licensor agrees to furnish the corresponding Periodical issues for each Database selected, as and when published. Licensor shall replace, within forty-eight
(48) hours of notification, any copies of the Databases it provides to Licensee which are defective or damaged as a result of ordinary wear and tear. Licensee shall promptly return to Licensor, postage prepaid, all prior copies of each Database tape upon receipt of updated versions or replacement copies.

     Attached as Exhibit A is a list of proposed enhancements and modifications to the Databases which the parties agree will improve their quality and marketability, from a competitive standpoint. Licensor agrees to use its best efforts to make the changes set forth in Exhibit A within the respective time periods set forth for completion. Unless the Licensor has substantially and materially failed or refused to perform, a failure to complete the changes within the time limits shall not be a breach of this Agreement, however Licensor shall continue to work to make the Exhibit A changes to the Databases. Licensee shall give Licensor thirty (30) days notice to cure any alleged failure or refusal to complete the Exhibit A changes before seeking a remedy for the alleged breach. Twice a year, during the term of this Agreement, the parties will meet to review and evaluate the

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contents of the Databases to ensure that the Databases are "up to industry standards", based on assessments by automobile industry and insurance industry responses and critiques, it being the intent of the parties that the Licensor respond to changes in the industry, technological developments, trends, and industry criticisms; provided, however, that at all times Licensor shall be entitled to maintain the editorial integrity of the Databases and shall, therefor, have the right to make any and all final editorial decisions. Consistent with and subject to the foregoing objectives and guidelines, Licensor agrees to do the following:

     a) With respect to promotion, Licensor will form its own advisory board comprised of knowledgeable industry people from the insurance and repair facility industries, as well as Licensee, and meet at least annually to accept input and keep board members apprised of changes.

     b) At least one Licensor technical editor will attend Licensee's EZEst Advisory Board meetings.

     c) Licensor will attend all Licensee and other key industry, and insurance end-user meetings with at least one senior level technical person who can respond to Database and strategic direction questions.

     d) Licensor will install, staff, and promote an 800 number to handle Database inquiries. The "hotline" will be manned by a live operator during Licensor's work days from 9:00 a.m. to 8:00 p.m., Eastern Standard Time.

     e) Licensor will contribute $50,000 annually to industry night sponsorship on a matching basis with Licensee to promote "EZEst/Motor" and Licensor shall be entitled to simultaneously promote its printed Periodicals. This amount will increase or decrease based on the percentage change in royalties, the $50,000 being calculated at the rate of five percent (5%) of $1,000,000 in sales and two and one-half percent (2.5%) on any excess, not to exceed a total contribution of $200,000 by Licensor. In the event Industry Nights are discontinued, the funds will be applied to other promotional projects to be mutually decided upon.

     f) Within twelve (12) weeks after execution of this Agreement, Licensor will produce a short video on how to use the Crash Guide Databases for inclusion in EZEst training. Licensor will consult with Licensee on the video, however Licensor shall have the right to control all of the content.

     g) Licensor will conduct no less than twenty-four (24) field time studies annually to enable Licensor and Licensee to promote verifiability of the data. Licensor will initiate the first time study within forty-five (45) days of execution of this Agreement.

     h) Licensor will include, without charge to Licensee, a full page ad each month, so long as the Database is used exclusively by Licensee, on cover #2 or 3 in one (1) of the Periodicals selected by Licensor.

     It is acknowledged that Licensor may provide substantially similar promotion and customer support services for its other VAR licensees.

     It is further understood and agreed that in order to achieve long-term success to the mutual benefit of Licensor and Licensee, it is the good faith intention of the parties to develop additional databases to be included under amendments to this Agreement to be negotiated, namely a Canadian electronic database, and paint and materials electronic databases in accordance with the time schedule set forth in Exhibit A, and any other databases which the parties mutually agree upon.

     In order to help Licensor market its Periodicals, Licensee agrees to supply two qualified representatives with data processing equipment to demonstrate the Software at Licensor's booth at the annual NACE trade show. Furthermore, Licensor may, from time to time, reasonably request and Licensee shall use its best efforts to provide a Licensee representative to attend Licensor's sales meetings or other functions.

     3. Licensee acknowledges that the Databases and corresponding Periodicals are confidential, proprietary material owned and copyrighted by Licensor. Licensee agrees that the Licensor shall retain exclusive ownership of the Databases and Periodicals, new

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editions, updates, new releases and all modifications and enhancements, versions, and derivative works thereof, all of which will be deemed included in the terms "Databases" and "Periodicals", and such ownership rights of Licensor shall include all literary property rights, copyrights, trademarks, trade secrets, trade names or service marks, including goodwill relating thereto.

     4. The Databases are intended for use solely by Licensee for conversion to machine readable form, and for marketing, demonstration, sub-licensing and distribution of authorized copies on any electronic medium to duly licensed End-Users for use with the Software as an alternative electronic information source of the data contained in Licensor's Periodicals. In the event that the Software permits an End-User to manually or automatically override the Databases, Licensee's system will mark all estimates and invoices with an asterisk to denote any elements of the estimate or invoice which are not exactly as on the Database information provided by Licensor. Any manual overrides, deviations from or additions to the overlap/included operations in the Database will be clearly marked with an asterisk as required above in estimates and invoices. Except as expressly permitted in this Agreement, Licensee agrees not to copy, modify, sublicense, assign, transfer or resell the Databases, in whole or in part. Licensee further agrees not to download/upload the Databases, in whole or in part, or to establish a network or service bureau utilizing the Databases without the consent of Licensor. Licensee is authorized to grant each End-User the right to establish a network of no more than one CPU and seven (7) estimating work stations per End-User, provided it is in a dealership or body-shop environment with a "network" of terminals which may have multiple databases/users, but the Databases are only available and accessible for estimates in the "network" at no more than seven (7) of the terminals. Licensee agrees to use its best efforts to restrict access to the Databases to duly licensed End-Users and designated employees and to use its best efforts to prevent violation of these restrictions by agents, employees, and others, taking such steps and security precautions as may reasonably be necessary. In the event that Licensee discovers any breach by an End-User of any of the restrictions on use of the Databases, Licensee shall take immediate steps to terminate such End-User's license. Licensee agrees to encrypt, compile, or otherwise secure each End-User file to prevent the use of the file after either a given date or after the authorized number of estimates have been used, as appropriate under the terms of the End-User license. Licensee further agrees to use reasonable efforts to monitor compliance by End-Users and VARS with the restrictions on the use of the Database and cooperate with Licensor and take necessary and appropriate legal action in asserting any and all claims against an End-User or VAR for the unauthorized use of the Databases, it being understood that Licensor will pay the costs of such legal action except if the End-User or VAR has also infringed the Software, in which event the costs will be shared.

     5. Licensee agrees to submit to the Licensor, for approval in advance, all advertising copy and promotional material regarding the Databases, and to identify the Licensor as the copyright owner and trademark registrant in such copy and material, and to label all copies distributed to End-Users and VARS accordingly. Licensee shall promote the Databases and identification of Licensor in substantially all advertising and promotional material identifying the Software and Licensor shall promote the Software and identification of Licensee as exclusively using the Databases. Any objection of the Licensor to the Licensee's advertising or promotional material must be reasonable and must be made in writing within thirty (30) days from the date that such material is submitted by the Licensee to the Licensor for review. Licensor agrees that as long as it is true, Licensor will endorse the EZEst Software as the only application software system that fully automates the Databases' "Guide to Estimating". For any application software system automating the "Guide to Estimating" to receive Licensor's endorsement, it must meet criteria to be established solely by Licensor within sixty (60) days following execution of this Agreement (it being agreed by Licensor that the Licensee's current automated "Guide to Estimating" shall be the standard for the criteria to be established). Licensee shall be accorded the same right of pre-approval of Licensor's advertising of Licensee's software as Licensor has with respect to Licensee's advertising and promotional material regarding the Databases.

     6. Licensee shall require that all End-Users sign the EZEst/Motor Software and Database License Agreements (body shop/insurance industry - with or without equipment), attached hereto as Exhibits I (a-d), (each the "End-User Agreement") or, if appropriate, a Licensor approved form of Evaluation Agreement prior to End-Users receiving copies of the Databases. Licensee shall be free to establish End-User Agreement fees, however, Licensee shall obtain the prior written consent of the Licensor to any other proposed change in terms and conditions of End-User Agreements pertaining to the Databases and any alternative form of End-User Agreement or Evaluation Agreement to be offered to End-Users containing other provisions regarding the Databases shall be approved in advance by Licensor. Licensee agrees to send the Licensor copies of each Evaluation Agreement and End-User Agreement within ten (10) days of Licensee's receipt of an executed Agreement. If Periodicals are ordered by End-Users, Licensor shall be responsible for providing, in the regular course of business, each such licensed End-User with the printed Periodical issues, as and when published, for the term of the End-User's Agreement without additional cost, provided the Licensee has paid the license fees and royalties due hereunder. Licensee shall be responsible for reproducing and/or distributing to duly licensed End-Users copies of the Databases in machine readable form and for replacing defective or damaged copies. Licensee shall maintain records of all database/licensing transactions with End-Users and shall provide Licensor with access to such records for review at any time during normal business hours. In addition, Licensor, its agents and representatives, shall be entitled, at any time on notice to Licensee, to audit the books and records of Licensee solely to verify Licensee and End-Users' compliance with this Agreement. Licensee will not be obligated to reimburse Licensor's costs in conducting any such audit unless Licensor discovers noncompliance with this Agreement.

     7. Upon execution of this License Agreement, Licensee shall pay Licensor the initial annual licensee fees for the Databases and Illustrations set forth in Schedule A. Licensee shall continue to pay to Licensor the annual license fees for the Databases and Illustrations set forth in Schedule
A. License fees for renewal periods shall be due and payable in advance, at least fifteen (15) days prior to each anniversary renewal date of this License Agreement. In addition, Licensee shall pay Licensor the annual royalty fee set forth in Schedule A for each duly licensed End-User site, which shall be due and payable within thirty (30) days after receipt of each End-User Agreement and each anniversary renewal date until termination or expiration thereof. Licensee also agrees to pay any and all taxes which may now or hereafter be assessed upon the rental, license, possession and/or use of the Databases by Licensee excluding taxes based on Licensor's income.

     All of the License fees and royalties set forth in this Agreement will remain in effect through April 30, 1994, and on May 1, 1994 and on each May 1 thereafter, during the initial term and each renewal period, they will be increased by a percentage equal to the annual percentage increase in the then most recent Consumer Price Index ("CPI"), All Items standard reference base 1982-84 = 100, U.S. Department of Labor, publicly available on each such May 1, provided, however, that the adjustment shall not exceed five percent (5%) in any one (1) year. Licensor agrees to consider market conditions and competitive pricing faced by Licensee in deciding whether to increase prices hereunder. In the event Licensor does not increase prices for such reasons, Licensor may subsequently increase its prices by the amount deferred, plus any increase subsequently permitted hereunder, provided, however, that in no event shall the increase exceed ten percent (10%) in any one (1) year.

     8. In addition to the right to grant sublicenses to End-Users directly, Licensor grants Licensee a limited right to sublicense the Databases to VARS that desire to sublicense the Databases and the Software as a system to End-Users, provided the VARS and their End-Users are bound by the terms and conditions and restrictions on use set forth in this Agreement, and further provided that Licensee pays Licensor the End-User fees and royalties in Schedule A for each End-User which receives a sublicense from any such VAR. Accordingly Licensee shall require that all such VARS sign the Distribution Agreement, attached as Exhibit II, (the "VAR Agreement") and Licensee shall further require that such VARS enter into End-User agreements in substantially the same form as the End-User Agreement or, if appropriate, a Licensor approved form of Evaluation Agreement prior to VARS' End-Users receiving copies of the Databases. All references throughout this Agreement to End-Users shall include VARS' End-Users and all references to obligations and covenants of Licensee with respect to the Databases shall be equally applicable to VARS.

     9. The initial term of this license will expire on April 30, 2002. The term of this Agreement shall be automatically renewed from year to year thereafter for successive renewal periods of one (1) year (twelve months) each unless either party gives written notice to the other party of its termination of the Agreement at least two (2) years (twenty-four months) prior to the expiration of the initial term or renewal period, as the case may be. Within thirty (30) days following termination of this License Agreement, Licensee shall return, postage prepaid, all copies of the tapes for update Databases. Continued use of the Databases or any information contained therein or supplied under this Agreement after termination or expiration of this Agreement is expressly prohibited.

     Notwithstanding the stated term of this Agreement, this Agreement may be terminated (a) by Licensor (i) upon the failure of the Licensee to make prompt payment of license fees and royalties due hereunder, (ii) in accordance with the provisions of Section 15, if Licensee or any parent, subsidiary or affiliate of Licensee or such parent is owned by, owns, or is commonly owned with (in each case whether directly or indirectly and whether in whole or in part), or controlled by a company which produces and/or sells a crash/ collision estimating database which competes with any of the Databases; or (b) by either party (i) upon the failure of the other party to comply with the terms and conditions of this Agreement, or to perform any of its material obligations hereunder for a period of thirty (30) days after notice thereof,
(ii) upon the bankruptcy or insolvency of the other party, however evidenced, resulting in an inability or failure to perform hereunder or inability or failure to perform any other material obligation or agreement or (iii) two
(2) years (twenty-four months) following notice to the other party of its intention to discontinue or abandon, as distinguished from a sale of, publication of the Periodicals and Databases, as to Licensor, or marketing and distributing the EZEst Software or other similar system, as to Licensee. In the event of such "abandonment" or "discontinuance" by either Licensor or Licensee, the parties shall negotiate in good faith to reach mutually agreeable terms for the abandoning or discontinuing party to sell, transfer and assign to the other party the business and assets being abandoned or discontinued in order for the other party to continue its business and carry out the purposes of this Agreement. The above rights of termination are in addition to such other rights as the parties may have hereunder or as otherwise provided by law.

     All End-User Agreements and agreements with VARS and their agreements with End-Users shall be co-terminus with this Agreement.

     10. Licensor warrants its ownership rights in and to the Databases and agrees to defend, or settle at its option, any action against Licensee, or End-Users arising from a claim that a Licensee's, or End-Users use of the Databases under this Agreement or the End-User Agreement infringes any rights of any third party. LICENSOR MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE ACCURACY OF THE DATABASES, THE

MERCHANTABILITY AND FITNESS OF THE DATABASES FOR A PARTICULAR PURPOSE, NOR THE COMPATIBILITY OF THE DATABASES WITH LICENSEE'S, OR END-USER'S COMPUTER HARDWARE AND/OR SOFTWARE SYSTEM.

     11. Licensee's sole and exclusive remedy for any damage or loss in any way connected with the Databases furnished hereunder, whether by the Licensor's breach of warranty, negligence, or any breach of any other duty, shall be, at Licensor's option, replacement of the Databases or return or credit of an appropriate portion of any payment made by Licensee with respect to such Databases. Unless otherwise expressly agreed to in writing, under no circumstances shall Licensor be liable to Licensee, End-Users, or any other person for any indirect, special or consequential damages of any kind, including, without limitation, damages for loss of goodwill, work stoppage, computer failure or malfunction or any and all other commercial damages or losses.

     12. This is a non-exclusive license and Licensor expressly reserves the right to enter into Database license agreements with other VARS and to offer the Databases directly to End-Users who have their own application software. In consideration for the Licensee's covenant of exclusivity and non-compete agreement Licensor agrees that: (i) it will not grant any new licenses to VARS for the right to market and distribute the Databases to insurance industry End-Users and will restrict any new VARS to selling to automotive industry-body shop End-Users, and in the event Licensor sublicenses the Databases to new VARS, the "Databases" will by definition expressly exclude the "Guide to Estimating", and
(ii) it will not develop its own estimating product to compete with the EZEst Software, provided Licensee achieves the following minimum levels of sales of the EZEst Software and Database system during each of the contract years set forth below:

                       5/1/92 - 4/30/93   $  300,000
                       5/1/93 - 4/30/94   $  500,000
                       5/1/94 - 4/30/95   $1,000,000
                       5/1/95 - 4/30/96   $1,250,000
                       5/1/96 - 4/30/97   $1,500,000

                       5/1/97 - 4/30/98   $1,750,000
                       5/1/98 - 4/30/99   $2,000,000
                       5/1/99 - 4/3O/00   $2,500,000
                       5/1/00 - 4/30/01   $3,000,000
                       5/1/01 - 4/30/02   $3,500,000

During the term of this Agreement, Licensee, its parent and their subsidiaries and affiliates agree that the EZEst Software and all derivative works and systems using the Software will be distributed solely and exclusively with the Databases, the EZEst Software will not be licensed for use with any other crash/collision estimating database, and no other crash/collision estimating database will be licensed or distributed for use with EZEst Software by Licensee, or its parent company or any subsidiary or affiliate of Licensee or its parent company, directly or indirectly, to any VARS or End-Users. This covenant to market and distribute the Databases exclusively with the EZEst Software and system is conditional on the following conditions being satisfied:

     (a) Licensor shall leave substantially and materially completed the changes set forth in Exhibit A within the respective time periods set forth for completion;

     (b) Licensor shall maintain minimum market penetration standards based on a formula which the parties in good faith will mutually agree upon within thirty (30) days following execution of this Agreement;

     (c) Licensor has not endorsed the application software system of any other VAR, unless it has met the criteria set forth in Section 13 below and the criteria for automating the "Guide to Estimating" to be established by Licensor pursuant to Section 5; and

     (d) Licensor shall have continued to publish the Periodicals and Databases.

     In the event any of the conditions listed in (a), (c) and (d) are not satisfied or in the event the condition listed in (b) above is not satisfied, after the formula has been agreed upon, for two (2) successive calendar or fiscal years of this Agree-

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ment, Licensee may, at its option, market and distribute a database of an unaffiliated third party with the EZEst Software and system provided Licensee continues to offer the Databases and shall continue to be bound by all the other terms and conditions of this Agreement. If Licensee exercises its option to market and distribute the EZEst Software and system with the database of an unaffiliated third party, Licensor shall be relieved of its covenants of exclusivity set forth in the first paragraph of this Section 12; provided however, that Licensor shall not be relieved of its exclusivity covenant if Licensor has willfully failed and refused to satisfy the condition listed in (a) above. As an additional inducement for the Licensor to enter into this Agreement, the Licensee represents and agrees that now and during the term of this Agreement, neither it nor its parent, subsidiaries or affiliates, shall, directly or indirectly, for itself, or as agent of, or on behalf of, or in conjunction with, any person, firm or corporation, or as partner of any partnership or joint venture, or as shareholder of any corporation, own, manage, acquire, operate, control or participate in any manner in the development, ownership, license, marketing, distribution, operation or control of, or be associated with, or otherwise connected in any manner with, any database(s) which compete with any of the Databases, except that the Network to be established for the purpose of transferring estimates electronically from body shops to insurance companies may permit access to database(s) which compete with the Databases. Licensor and Licensee agree that the remedy at law for any breach by it of this Agreement, including the provisions on exclusivity and non-compete, may be inadequate and that in the event of any alleged breach or threatened breach, Licensor or Licensee, as the case may be, shall, in addition to all other remedies available to it at law or equity, be entitled to seek injunctive relief therefor.

     13. Licensee guarantees exclusive use of the Databases and no competing databases and the annual payment to Licensor of no less than Two Hundred Thousand Dollars ($200,000) in End-User

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royalties in consideration for receiving from Licensor the following rights and benefits:

     (a)  attendance at VAR Advisory Board Meetings [Section 2(b)];
     (b)  promotional efforts [Section 2(e)];
     (c)  promotional video [Section 2(f)];
     (d)  endorsement of automated "Guide to Estimating" [Section 5]; and
     (e)  mid-cycle price updates [Exhibit A, Paragraphs 8.2, 8.3 and 8.4]; and
     (f)  one (1) free ad [Section 2 (h)].

The foregoing rights and benefits shall be accorded exclusively to Licensee unless another VAR guarantees the payment of no less than $200,000 in End-User royalties and agrees to only use the Databases, and no competing database.

     14. In the event of a material default, breach or failure to perform by Licensee of this Agreement, any VAR or End-User Agreement, the Purchase and Sale Agreement dated as of February 12, 1992, or Royalty or other agreement thereunder, or in the event of the bankruptcy or insolvency of Licensee resulting in the failure or inability of Licensee to perform any of its material obligations or agreements, or resulting in a liquidation or sale of assets of the Licensee, Licensor shall have an option, exercisable as set forth below, to purchase all of the Licensees' rights, title and interest in and to the EZEst Software system and End-User and VAR Agreements in effect at the time (the "Assets"). Licensee shall give Licensor written notice of the occurrence of any of such events and Licensor shall have thirty (30) days, following receipt of an appraisal of the Assets, to notify Licensee that it is electing to purchase the Assets. The purchase price payable by Licensor shall be determined by a nationally recognized independent appraisal firm selected by agreement of Licensor, Licensee and/or a committee of Licensees' largest creditors.

     15. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties. Neither party may assign this Agreement or the performance of its obligations hereunder without the prior written consent of the other party. A reorganization by either party which does not result in a change in control is permitted, provided the other party is given prior written notice thereof. In the event of a sale of the stock or substantially all of the assets of either party which results in a change in control, the other party shall be entitled to sixty (60) days prior written notice. In the case of such a sale of stock or assets of Licensor by Licensor or its parent, Licensee shall be entitled to require Licensor or its parent to assign and transfer this Agreement to the successor, by giving the Licensor written notice within thirty (30) days after the date of Licensor's notice. This Database License Agreement shall not be transferred or assigned by operation of law or otherwise to any Licensee entity or affiliate of Licensee or any other party unless all rights, title and interest in and to the EZEst Software is owned and operated by the same legal entity as this Agreement is to be transferred or assigned to. In the case of such a proposed sale of stock or assets of Licensee by Licensee or its parent, Licensor shall be entitled to require Licensee or its parent to assign and transfer this Agreement to the successor, or if the proposed sale is to a competitor or to an affiliate of a competitor of Licensor, Licensee shall be entitled, upon written notice to Licensor ninety (90) days prior to such sale to terminate this Agreement, effective two (2) years (twenty-four months) following the effective date of sale (the successor fully complying with this Agreement for such period) and further provided that the successor pays Licensor a termination fee equal to the two (2) years (twenty-four months) fees and royalties payments to Licensor in the two (2) years (twenty-four months) immediately preceding termination. Licensor shall also be entitled in the event of a proposed sale to a competitor to terminate this Agreement, if Licensee fails to do so, upon the effective date of such sale by giving Licensee written notice within six (6) months after the date of Licensee's notice, in which event Licensee shall be required to pay Licensor a termination fee equal to the two (2) prior years of fees and royalties paid to Licensor hereunder.

     16. This Agreement is the complete and exclusive statement of the understanding between the parties, with respect to the subject matter, superseding all prior agreements, representations, statements and proposals, oral or written.

     17. All amendments to this Agreement shall be in writing, signed by both parties. Notice hereunder shall be delivered to the following addresses by hand, or by certified mail, return receipt requested:

     Licensor:                   Motor Books Division
                                 Hearst Business Publishing, Inc.
                                 5600 Crooks Road
                                 Suite 200
                                 Troy Michigan 48098
                                 Attention: Mr. Kevin F. Carr
                                      Vice President - Publisher

     Licensee:                   CCC Development Company
                                           or
                                 CCC Vehicle Damage Estimators,
                                    Inc.
                                           or
                                 CCC Information Services Inc.
                                           or
                                 InfoVest Corporation
                                 640 North LaSalle Street
                                 Chicago, Illinois 60610
                                 Attention: President

     18. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

     19. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflicts of law principles thereof.

     20. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

MOTOR BOOKS DIVISION,                    CCC Development Company
Hearst Business Publishing, Inc.

By:    /s/ Kevin F. Carr                 By:   /s/ David B. Mullen
       --------------------------              ---------------------------
Date:          4/27/92                   Date:          4/23/92
       --------------------------              ---------------------------



CCC Vehicle Damage Estimators Inc.       CCC Information Services Inc.

By:    /s/ David B. Mullen               By:   /s/ David B. Mullen
       ---------------------------             ----------------------------
Date:          4/23/92                   Date:          4/23/92
       ---------------------------             ----------------------------



InfoVest Corporation

By:    /s/
       ---------------------------
Date:          4/23/92
       ---------------------------

                         MOTOR CRASH ESTIMATING GUIDES
                           DATABASE LICENSE AGREEMENT
                               DATED MAY 1, 1992

                                  SCHEDULE A

                   Annual Database License Fee:  $5,500.00
                  Annual Illustration License Fee:  $5,000.00
            Databases Include:  Domestic Crash Estimating Guides
                                Imported Crash Estimating Guides
                                Early Model Crash Estimating Guides

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                         Annual End-User License Fees
                     Single CPU, Single Site Without Books
Monthly #
of Estimates                         (Volume)
"Estimate of Record"      1-500   501-750    751-1,000     1,000+
- --------------------      -----   -------    ---------     ------
     1 -  500              $550     $475        $425        $375
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                         Annual End-User License Fees
                     Single CPU, Single Site With Books
Monthly #
of Estimates                         (Volume)
"Estimate of Record"      1-500   501-750    751-1,000     1,000+
- --------------------      -----   -------    ---------     ------
     1 - 500              $950     $875         $825        $775
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


- -    The Annual Database and Illustration License fees shall be a non-refundable advance against royalties payable by Licensee for End-User Database sublicense fees.
- -    This schedule shall pertain to one user with one central processing unit, at a single site. A single site is understood to be one physical location, with no more than seven (7) estimating terminals. A multiple terminal fee (for estimating terminals 2-7) for a single site End-User with a single CPU may be assessed by Licensor and shall be payable by Licensee if competitive circumstances warrant.
- -    Licensor will not rebate licensee for unused
     estimates.
- -    Limitation on number of estimates does not apply during
     evaluation period.
- -    Licensor will not offer a lower price to other licensees with comparable or less volume.
- -    No royalty will be due for Database Sublicenses during term of Evaluation
     Agreement.
- -    Estimate of Record is defined as estimate which is printed and treated as final by End-User.
- -    Volume refers to total number of Database subscriptions per year.
- -    With books add $400.00.
- -    Estimate quantities of more than 500 to be negotiated.

                                                                      EXHIBIT A

- -------------------------------------------------------------------------------

0.0                                 PREMISE

0.1 This document is intended to be a "living" agreement between MOTOR and CCCIS. It is understood items may be added, dropped or priorities modified when mutually acceptable to both organizations.

0.2 MOTOR CEG database is defined as all chapters contained in the following MOTOR Crash Estimating Guide Titles:
          1.   General Motors Crash Estimating Guide
          2.   Chrysler Jeep/Eagle Crash Estimating Guide
          3.   Ford Motor Company Crash Estimating Guide
          4.   Asian Imported Car Crash Estimating Guide
          5.   European Imported Car Crash Estimating Guide
          6. Early Model and Obsolete Model Chapters relating to the maintenance of existing illustrations, part numbers and part pricing.

0.3 Unless otherwise noted, all items assigned specific project "Begin" and "Complete" dates will progress through the entire database, at a relatively even pace, until completed. Modifications will be included with regularly scheduled database distribution.

0.4 Information content standards applied to existing chapters will be incorporated in new chapters as those chapters are developed.


1.0                          LABOR DATA DEVELOPMENT

1.1  DEVELOPMENT OF LKQ - SALVAGE COMPONENTS, R&R LABOR OPERATION TIMES

1.   Bumpers
2.   Hoods
3.   Fenders
4.   Doors
5.   Deck lids
6.   Tailgates
7.   Liftgates

PROCESS BEGIN:            IN PROGRESS
PROCESS COMPLETE:         7/31/92

PROCESS DESCRIPTION:      INITIAL DEVELOPMENT WILL ENCOMPASS ABOVE MENTIONED
                          BOLTED ON COMPONENTS ONLY.  UPON SUFFESSFUL COMPLETION
                          OF THIS TASK, MOTOR WILL WORK WITH CCCIS TO DEVELOP A
                          MUTUALLY ACCEPTABLE TIMETABLE FOR DEVELOPMENT OF LABOR
                          OPERATION TIMES COVERING WELDED COMPONENTS.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

1.2 DEVELOPMENT OF BLOCK (ZONE) REFINISH OPERATION TIMES

MOTOR will provide the required data record access to develop block area refinish times for specific models in accordance with paint procedures as outlined in the Crash Estimating Guides. Precise timing for implementation of this feature will be forthcoming after specific technical aspects are resolved. MOTOR will work with CCCIS to accommodate their requirements. It is expected these implementation requirements will be resolved during the month of May.

1.3  ADDITIONAL R&I LABOR OPERATION TIMES

1.   Front & Rear Suspensions.  One Side & Both Sides.
2.   Road Wheels.
3.   Fuel Tanks.
4. Major Components. I.E.; Bumpers, Hoods, Fenders, Doors, Decklids, Tailgates and Liftgates.

PROCESS BEGIN:           IN PROGRESS
PROCESS COMPLETE:        6/31/92

1.4  ADDITIONAL OVERHAUL LABOR OPERATION TIMES

1.   Front & Rear Suspensions.  One Side & Both Sides.

PROCESS BEGIN.           IN PROGRESS
PROCESS COMPLETE:        6/31/92

1.5  NEW OVERLAP LABOR OPERATION TIMES

1.   Front Corner Outer Panels.  I.E. fender, bumper, header panel.
2.   Front Corner Inner Panels.  I.E.; rad support to fender apron & rafis

PROCESS BEGIN:            5/1/92
PROCESS COMPLETE:         12/31/92

1.6  ADDITIONAL SECTIONING PROCEDURES OPERATIONAL TIMES

1.   Frame Rails & Door Pillars when factory recommendations available.

PROCESS BEGIN:           5/1/92
PROCESS COMPLETE:        12/31/92

1.7  ADDITIONAL SECTIONING PROCEDURES OPERATIONAL TIMES

1. 2-door Quarter Panel sectioning through quarter glass opening and below back window.

PROCESS BEGIN:           5/1/92
PROCESS COMPLETE:        12/31/92


- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

1.8  ADDITIONAL LABOR OPERATION FOOTNOTES

1. Replace "after bolted on parts removed" with specific listing of major parts not included.
2. Define considerations when publishing labor times for water pumps & timing covers.

PROCESS BEGIN:           7/1/92
PROCESS COMPLETE:        12/31/92

1.9  EVALUATION OF ADHESIVE MOLDING INSTALLATION PROCEDURES

1.   Time allocation based upon molding size and/or multiple components.

PROCESS BEGIN:           DEVELOPMENT OF NEW 1993 MODEL CHAPTERS, UNLESS THIS
                         FEATURE IS INCORPORATED INTO REVISION OF THE GTE PAGES.
PROCESS COMPLETE:        ON-GOING, INFORMATION DEVELOPED FOR EACH NEW CHAPTER
                         GOING FORWARD.

1.10 ADDITIONAL R&R LABOR OPERATION TIMES

1. Continue to assign labor operation times to all applicable parts and procedures (competitive quantity analysis).

PROCESS BEGIN:           EXISTING PROGRAM
PROCESS COMPLETE:        ON-GOING, INFORMATION DEVELOPED FOR EACH NEW CHAPTER
                         GOING FORWARD.

1.11 ADDITIONAL O.E.M REPAIR PROCEDURE INFORMATION AND CAUTIONS

1.   Service procedure cautions for Supplemental Restraint Systems.
2.   Service procedure cautions of Front/Rear suspensions.
3.   Unique service cautions for specific components.

PROCESS BEGIN:           7/1/92
PROCESS COMPLETE:        12/31/92

1.12 IDENTIFICATION OF PAINTED / NON-PAINTED / STONE GUARD PROTECTED COMPONENTS

PROCESS BEGIN:           7/1/92
PROCESS COMPLETE:        12/31/92 ON HIGH VOLUME VEHICLES AND GOING FORWARD ON
                         NEW MODEL CHAPTERS.


- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

2.0                        DATA FORMAT MODIFICATIONS

2.1  UNIFORM GROUP TITLE NOMENCLATURE

1.   Dedicated group number assignments
2.   Develop Group Title Library incorporated into edit program.

PROCESS BEGIN:            IN PROGRESS
PROCESS COMPLETE:         12/31/92

2.2  UNIFORM TEXT FOOTNOTES & HEADNOTE

1.   Dedicated footnote/headnote number assignments.
2.   Develop Footnote Library incorporated into edit program.


PROCESS DESCRIPTION:   THESE TWO OBJECTIVES ARE IN DIRECT OPPOSITION OF
                       PREVIOUSLY STATED OBJECTIVES PROVIDING ADDITIONAL
                       CLARIFICATION OF PRECISE OPERATION PROCEDURE DESCRIPTIONS
                       AND FOOTNOTES.  MOTOR WILL WORK WITH CCCIS TO IDENTIFY
                       AND CONSOLIDATE THOSE AREAS WHICH CAN BE STANDARDIZED.

2.3  ADD UNIQUE DATA CODES TO ALL RECORDS

PROCESS BEGIN:            WHEN CCCIS NEEDS ARE CLEARLY DEFINED.
PROCESS DESCRIPTION:      MOTOR WILL EXCLUSIVELY SUPPLY CCCIS DATA RECORD CODES
                          FOR ALL NON-LINCKCODE RECORDS BEGINNING
                          6 MONTHS AFTER CCCIS NEEDS ARE DEFINED.

2.4  UNIFORM TEXT DATA INDENT LEVELS

1.   Develop standard for indenting.

PROCESS BEGIN:            1993 NEW MODEL CHAPTERS
PROCESS DESCRIPTION:      MOTOR WILL DEVELOP ALL NEW CHAPTERS IN ACCORDANCE WITH
                          A MUTUALLY ACCEPTABLE INDENTATION FORMAT BEGINNING
                          WITH THE 1993 MODEL YEAR. MOTOR WILL WORK WITH CCCIS
                          TO DEVELOP A TARGET LIST OF ESTABLISHED CHAPTERS WHICH
                          REQUIRE ADJUSTMENT.

2.5  UNIFORM PARTS NOMENCLATURE

1. MOTOR and CCCIS agree to jointly identify and develop a list common automotive nomenclature for standardization consideration. A mutually acceptable implementation strategy and time table will be developed following 9/1/92.

PROCESS BEGIN:            5/1/92
PROCESS COMPLETE:         9/1/92 (PHASE ONE)

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

2.6  UNIFORM PARTS LOCATION

1.   Component name added to "assembly" description field.

PROCESS BEGIN:           IN PROGRESS
PROCESS COMPLETE:        6/1/93

2.7 UNIFORM PRESENTATION OF ASSOCIATED PARTS LISTED IN RELATIONSHIP WITH MAIN PARTS

1. Antenna located with major panel. Add line to Electrical Group directing user to appropriate panel.
2. Ignition switch, lock, cylinder & keys located in Steering Column sub-section. Add line to Electrical Group directing user to appropriate group.
3.   Footnote precise location of Computer Module when available.

     PROCESS BEGIN:          IN PROGRESS
     PROCESS COMPLETE:       7/1/92

2.8  DATA FORMAT REVISION AND NOTIFICATION PROCEDURE

1. MOTOR will provide to CCCIS 60 day advance notification of specific revisions in data record use and/or layout. Notice will include a revised Record Layout document if required.

3.0                             PRODUCT SUPPORT

3.1  DEVELOP PRODUCT SUPPORT COMMUNICATION SYSTEM
     DEVELOP PRODUCT SUPPORT PROCESS PROCEDURES

PROCESS DESCRIPTION:     THIS IS A JOINT PROJECT FOR TOTAL DATABASE AND
                         EZEST PRODUCT SUPPORT INVOLVING BOTH MOTOR AND CCCIS.

4.0                    PAINT & MATERIAL ESTIMATING GUIDE

4.1  PAINT SYSTEM DATABASE DEVELOPMENT

PROCESS DESCRIPTION:    AGREED TO BE A JOINT PROJECT INVOLVING MOTOR and CCCIS.


- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

5.0                        OEM PARTS PRICING DATABASE

5.1  USA OEM PARTS PRICING UPDATE

1. MOTOR will update all applicable OEM pricing information into the MOTOR CEG/ICEG/E-MCEG database within 72 hours of receipt of valid, machine readable manufacturer magnetic data tape. Exception to include data processing system failure. Price update lead time varies considerably between vehicle manufacturers and therefore specific dates cannot be established.

5.2  CANADIAN OEM PARTS PRICING

1. Canadian pricing overlay of current CEG data files for electronic distribution purposes only.

PROCESS BEGIN:        IN PROGRESS.
PROCESS COMPLETE:     6/1/92 (80% BARRING INFORMATION PROCUREMENT DIFFICULTIES).

6.0                       PARTS DATA DEVELOPMENT

6.1  VEHICLE MAKE, MODEL AND YEAR COVERAGE

1. Database to include a minimum vehicle content level covering domestic and import vehicles sold into the USA market, and equal to competing database content for model years 1975 and later. MOTOR will develop specific older model chapters on an "as needed" basis for mutually agreed selected high utilization vehicles.

2. Each year, on or about September 1, MOTOR will provide CCCIS with a confidential timetable guideline which projects new model year update task progress. CCCIS will at that time have an opportunity to suggest adjustments to the timetable. MOTOR will make every effort to perform in accordance with this established guideline throughout the update process. It is agreed some model variance may occur due to availability of OEM information and/or market needs. It is further agreed, the basic quantity of chapters updated monthly by MOTOR will not substantially or materially change from EXHIBIT B.

6.2  COMPLETE PART LISTINGS

Parts listings increased to include all small parts such as special fasteners, spacers, gaskets, etc., regardless of retail price, in the following areas.

1.   Front Bumper
2.   Grille & Header Panel
3.   Front Lamps
4.   Wheels, Wheel Covers & Wheel Trim
5.   Instrument Panels
6.   Steering Column
7.   Rear Lamps
8.   Rear Bumper

PROCESS BEGIN:            DEVELOPMENT OF NEW 1993 MODEL CHAPTERS
PROCESS COMPLETE:         ON-GOING, INFORMATION DEVELOPED FOR EACH NEW CHAPTER
                          GOING FORWARD.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

6.3  ILLUSTRATION HANDLING

1.   All components listed in parts text are illustrated.
2.   Assembly availability is indicated in illustration.
3.   Develop and implement illustration technique for fasteners.

PROCESS BEGIN:        DEVELOPMENT OF NEW 1993 MODEL CHAPTERS
PROCESS COMPLETE:     ON-GOING, INFORMATION DEVELOPED FOR EACH NEW CHAPTER GOING
                      FORWARD.

7.0                         GUIDE TO ESTIMATING PAGES

7.1  1992 GENERAL REVISION

PROCESS BEGIN:            IN PROGRESS
PROCESS COMPLETE:         7/1/92

7.2  GTE REVISION AND NOTIFICATION PROCEDURE

1. MOTOR will provide to CCCIS 30 day advance notification of planned changes to the Guide To Estimating Procedure Pages.
2. 14 day advance release of revised GTE data file. In the event revisions require extensive EZEst system modifications and 14 days does not allow sufficient time to perform required modifications, then MOTOR will work with CCCIS to determine a mutually acceptable release date, not to exceed 90 days.

8.0                           DATA DISTRIBUTION

8.1  SCHEDULES
1.   MOTOR will provide CCCIS with 32 text data updates per year.
2. CCCIS will be kept current with revisions to all production schedules involving MOTOR CEG, ICEG and EMCEG. A facsimile transmission of revised production schedules will be performed within 24 hours of revision, with a follow up copy mailed to CCCIS.
3. Magnetic data tapes and/or floppy disks will be shipped to CCCIS (subject to Carrier pickup scheduling) via Overnight, Next Morning Delivery.

8.2  TEXT DATA
1. TEXT data will be shipped from the data center within a 72 hour period encompassing the scheduled production date. Exceptions to include non-availability of O.E.M. pricing data and data processing system failures. CCCIS will contact MOTOR'S production department the day before scheduled release date to confirm actual shipping date.
2. MOTOR will provide CCCIS exclusively with advance release of newly developed or updated CEG vehicle model text chapters (less illustrations) within 3 working days of it's completion.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

8.3  ILLUSTRATIONS
1. Graphics data will be shipped from the data center within a 72 hour period encompassing the 25th day of each month. Exception to include data processing system failures.

8.4  PRICING DATA
1. All pricing data revised during the previous week will be extracted from the MOTOR CEG data base on Wednesdays and delivered exclusively to CCCIS.
     a. Data files containing fewer than 10,000 update records will be electronically transmitted to CCCIS within 48 hours.
     b. Data files containing more than 10,000 update records will be shipped to CCCIS on magnetic tape within 48 hours.

     Exception to include data processing system failure.

9.0                     INFORMATION CONTENT STANDARDS

9.1 BASELINE MODEL CHAPTER DEVELOPMENT

Ongoing development and maintenance of a high performance, Automotive Service Data Base is a priority. MOTOR will work with CCCIS to incorporate data required for the EZEst system.

1. MOTOR and CCCIS will conduct a semi-annual "Information Content Review Meeting" in which all information content issues raised by representatives of CCCIS will be addressed and incorporated into the reviewed chapter if found practical and mutually beneficial to CCCIS, MOTOR and the marketplace. A "bench mark" chapter will be developed to serve as a basis for all future chapter development. These information review meetings will take place in January and June each year.

9.2 MOTORLINK DATABASE INFORMATION CONTENT ANALYSIS

Information content of the MOTORLINK database will be evaluated on an annual basis by representatives from MOTOR and CCCIS. This evaluation process will take place as part of the June meeting mentioned above. It will involve identification and analysis of the top 30 referenced chapters over the previous 12 months and encompass the evaluation of the following items. ALL analyzed areas found lacking will upgraded during the next 12 month period.

1.   Competitive Comparison.
2.   Part Number Quantity.
3.   Discontinued Exterior Body Parts Quantity.
4.   Invalid Part Number Quantity.
5.   Not Listed or Not Serviced Parts Quantity.
6.   Illustrated Component Quantity.
7.   Labor Operation Times Quantity.
8.   Refinish Times Quantity.


- -------------------------------------------------------------------------------

                                                                      EXHIBIT B
- -------------------------------------------------------------------------------

                        NEW MODEL YEAR UPDATE TIMETABLE


TITLE                                   MONTH     UPDATED CHAPTERS     PERCENT
- -----                                   -----     ----------------     -------
GENERAL MOTORS                         OCTOBER           12              25%
                                       DECEMBER          14              54%
                                       FEBRUARY          10              75%
                                       APRIL             12              100%

FORD MOTOR COMPANY                     NOVEMBER           4              17%
                                       JANUARY            4              35%
                                       MARCH             15              100%

CHRYSLER / JEEP EAGLE                  OCTOBER            9              33%
                                       JANUARY            5              52%
                                       APRIL             13              100%

ASIAN VEHICLES                         SEPTEMBER          5              7%
                                       NOVEMBER          15              28%
                                       JANUARY            8              39%
                                       MARCH             24              72%
                                       MAY               20              100%

EUROPEAN VEHICLES                      OCTOBER            4              11%
                                       DECEMBER           5              24%
                                       FEBRUARY           1              27%
                                       APRIL             13              62%
                                       JUNE              14             100%
                                                      ----------
                                                         207


- -------------------------------------------------------------------------------

                                       1